Exhibit 10.19

SEVERANCE AGREEMENT AND GENERAL RELEASE

The Parties

This Severance Agreement and General Release (the “Agreement”) is entered into by and between Shamayne Braman and SONOS, Inc. (“Sonos” or the “Company”) (together, the “Parties”).

Background
As we have discussed, your employment with Sonos is ending. This Agreement sets forth the terms of your separation from employment and establishes a mutually acceptable arrangement under which Sonos is offering you a severance package in exchange for your execution and compliance with the terms of this Agreement, which, includes among other things, a release of claims in favor of Sonos. This Agreement sets forth the entire set of terms of the Company’s severance package to you.

Sonos is providing you with up to ten (10) days to review this Agreement. If you do not sign and return it on or before August 11, 2025 at 5:00 pm. Central Time (the “Offer Expiration Date”), this offer will expire.

In consideration of the mutual covenants below, the adequacy of which the Parties acknowledge, and INTENDING TO BE LEGALLY BOUND BY ALL THE TERMS OF THIS AGREEMENT, the Parties agree to the following specific terms.
Specific Terms

1.    Employment Status; Final Payments and Benefits Cessation

1.1    Employment Status. Your employment with Sonos terminates effective August 18, 2025 (the “Termination Date”). Regardless of whether you sign this Agreement, your non-working notice period will begin on August 8, 2025 and end on August 18, 2025. During this non-working notice period, you will continue to receive your current base salary and benefits. During the non-working notice period, you shall not report to the office and will not be required to work or perform your duties of employment. Effective as of the Termination Date, you will be deemed to have resigned from all officer positions that you hold with the Company and its subsidiaries. You acknowledge that from and after the Termination Date, you shall not have any authority on Sonos’ behalf and have not and shall not represent yourself as an employee or agent of Sonos.

1.2    Final Wage Payments; Expenses. On the Termination Date, your salary will cease and you no longer will be entitled to the payment of base salary, bonus, or any form of compensation, except as set forth in this Agreement. Regardless of whether you sign this Agreement, Sonos will pay to you all earned but unpaid base salary up to and until the Termination Date. Sonos also will reimburse you for appropriately documented business expenses per its policy, provided that you submit all documentation of any such expenses within seven (7) days of the Termination Date and otherwise comply, in full, with Sonos’ expense policy.

1.3    Benefits Cessation. If applicable, as of the last day of the month of your Termination Date, any entitlement you have or might have under a Company-provided medical, dental, vision, EAP, or mental health plan, program, or practice will terminate, except as required by law; all other benefits will end on your termination date. Your rights to benefits, if any, are governed by the terms of the applicable benefit plans and programs. The Termination Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). COBRA information will be sent to you separately within 2 weeks of your Termination Date.

1.4    Equity Vesting and Option Exercise. The restricted stock units (“RSUs”), performance share units (“PSUs”) or option(s) to purchase shares of Sonos’ common stock (“Stock Options”) you hold shall continue to vest through the Termination Date in accordance with the Equity Documents (as defined below). You will not vest in any further RSUs, PSUs or Stock Options after the Termination Date. Any vested, but unexercised stock options must be exercised within 3 months of your termination date during an open trading window or they will be forfeited. Please consult the Equity Incentive Plan and each RSU, PSU or Stock Option grant agreement you signed for further details (the Equity Incentive Plan, Option Plan and any such RSU, PSU or Stock Option grant agreements shall be referred to as the “Equity Documents”). Additionally, please note that the exercise of Stock Options or the purchase or sale of shares remain subject to the terms and conditions of our Insider Trading Policy.

2.    Consideration

    Sonos is providing you with the following separation package in exchange for, and in consideration of, your executing and not rescinding, and performing under the terms of, this Agreement and any other agreements referred to herein.

    2.1    Severance Payment. Sonos will pay you a severance payment in the gross amount of Five Hundred Thousand and Ninety-Five ($595,000.00,), less applicable deductions and withholdings, which payment equals Fifty-Two (52) weeks of your current annual base salary plus your full bonus for the first three quarters of the fiscal year (“Severance Payment”). This payment, less applicable deductions and withholdings, will be paid to you by check in two equal installments as follows: one installment on the first payroll commencing after the Effective Date (as defined in Sec. 12.7 below) of this Agreement; and the second installment on or about January 15, 2026. You agree that this Severance Payment (a) is not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than you, (b) is a payment to which you are not otherwise entitled to receive, and (c) is provided to you solely in exchange for your promise to be bound by this Agreement.

    2.2    Benefits Continuation. If you sign and do not rescind this Agreement, and actively and timely elect COBRA continuation coverage, Sonos will pay the full insurance premiums for your COBRA medical, dental, and/or vision coverage through August 31, 2026 (the “Health Insurance Premiums”). If, however, you obtain employment that provides medical, dental, and/or vision insurance, or otherwise become covered under an alternate medical, dental, and/or vision plan before August 31, 2026, you must notify Sonos’ third-party COBRA administrator, WEX, and Sonos’ obligation to pay your Health Insurance Premiums shall cease. After August 31, 2026, you will have the option to continue your COBRA coverage at your own expense. If you do not wish to continue COBRA coverage at your own expense, you must contact WEX to terminate COBRA coverage.

2.3    Outplacement Services. If you sign this Agreement, Sonos will pay you a one-time payment of Six Thousand Five Hundred Dollars ($6,500.00) to provide you with outplacement services from the company of your choice to assist in your career transition. This payment, less applicable deductions and withholdings, will be made at the same time as the first installment of the Severance Payment.

3.    Taxes/Section 409A

All payments in this Agreement are subject to all applicable federal, state and/or local withholding and/or payroll taxes; thus, Sonos will make deductions, withholdings and tax reports that it reasonably and in good faith determines are required. Please note that the Severance Payment you receive will be net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require Sonos to make any payments to compensate you for any adverse tax effect associated with any payments or for any deduction or withholding from any payment. It is the parties’ intention that this agreement be compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other guidance issued thereunder (“Section 409A”). Neither Sonos nor you shall have the right to accelerate or defer the delivery of any payments or benefits except to the extent specifically permitted or required by Section 409A. Sonos makes no representation or warranty and shall have no liability to you or any other person if any provision of this Agreement is determined to constitute deferred compensation subject to Section 409A, but does not satisfy an exemption from, or the conditions of, Section 409A.

4.    General Release; Exceptions; Acknowledgments

4.1    General Release. You hereby agree that by signing this Agreement and accepting the Severance Payment to be provided to you, and other good and valuable consideration provided for in this Agreement, the receipt of which you hereby acknowledge, you, for yourself and on behalf of your representatives, agents, estate, heirs, successors and assigns (“You”), hereby release and waive your right to assert any form of legal claim against the Released Parties (defined in Section 4.6 below) whatsoever for any alleged action, inaction or circumstance, whether existing or contingent, known or unknown, suspected or unsuspected, existing or arising from the beginning of time through the date you sign this Agreement.

    What this general release covers: Your waiver and release herein is intended to bar any form of legal claim, cause of action, lawsuit, charge, complaint or any other form of action against the Released Parties seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Released Parties, for any alleged action, inaction or circumstance existing or arising through the date you sign this Agreement (collectively referred to as “Claims”).

    Without limiting the foregoing general waiver and release, You specifically waive and release the Released Parties from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

    •    Claims under any Minnesota (or any other state), federal, and/or local statute, regulation or executive order (as amended through the Effective Date) relating to employment, retaliation, discrimination (including but not limited to discrimination on the basis of race, color, religion, creed, sex, sex harassment, sexual orientation, age, gender identity, marital status, familial status, pregnancy, national origin, ancestry, alienage, handicap, disability, present or past history of mental disorders or physical disability, veteran’s status, candidacy for or activity in a general assembly or other public office, or constitutionally protected acts of speech), fair employment practices, or other terms and conditions of employment, including but not limited to the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.), the Immigration Reform and Control Act (8 U.S.C. § 1101 et seq.), the Minnesota Human Rights Act (Minnesota Statutes, Chapter 363A), the Minnesota Equal Pay Act (Minnesota Statutes, sections 181.66 through 181.71), and any similar Minnesota or other state, federal or local statute or law.

    •    Claims under any Minnesota (or any other state), federal and/or local statute, regulation or executive order (as amended through the Effective Date) relating to leaves of absence, layoffs or reductions-in-force, wages, hours, or other terms and conditions of employment, including but not limited to the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Family and Medical Leave Act (29 U.S.C. § 2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.), COBRA (29 U.S.C. § 1161 et seq.), the Fair Labor Standards Act (29 U.S.C. § 201 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.), the Minnesota Fair Labor Standards Act (Minnesota Statutes, Chapter 177), the Minnesota Payment of Wages Act (Minnesota Statutes, Chapter 181), and any similar Minnesota or other state, federal or local law. Please note that this section specifically includes a waiver and release of Claims that you have or may have regarding payments or amounts covered by the Minnesota wage payment or minimum wage laws (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay), as well as Claims for retaliation under these Acts.

    •    Claims under any Minnesota (or any other state) or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud, negligence, or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

    •    Claims under any Minnesota (or any other state), federal or local statute, regulation or executive order (as amended through the Effective Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Sarbanes-Oxley Act of 2002 and any similar Minnesota or other state or federal statute.

    •    Claims under any Company compensation, benefit, stock option, incentive compensation, bonus, restricted stock, and/or equity plan, program, policy, practice or agreement.

    •    Any other Claim arising under other state, federal, municipal or local law.

    •    Any and all claims as stated above that could be made by any other person or organization on your behalf. You specifically waive any right to become, and promise not to become, a member in any class in a case in which a claim or claims against Released Parties, or any of them, are made involving any events up to and including the date of this Agreement, except where such waiver is prohibited by law. You further waive any right to in any way voluntarily assist any individual or entity in commencing or prosecuting any action or proceeding including, but not limited to, any administrative agency claims, charges or complaints and/or any lawsuit against Sonos, or to in any way voluntarily participate or cooperate in any such action or proceeding, except as such waiver is prohibited by law, regulation, or court order. Notwithstanding the foregoing, you shall comply with the provisions of any subpoena served on you. In that regard, you will notify Sonos of any such subpoena within 48 hours of your receipt of it.
Further, although this release does not apply to any workers’ compensation claims you may have, you acknowledge that you have reported to the Company any and all work-related injuries incurred by you during your employment by the Company.
    4.3    Interpretation. The general release-of-claims shall be given the broadest interpretation permitted by law. The listing of specific claims therein shall not be interpreted to exclude any other claims not specifically listed therein.

    4.4    Employee Rights. Nothing in this Agreement, including but not limited to, any paragraphs pertaining to confidentiality and non-disclosure, a release of claims, or non-disparagement, shall prohibit or restrict you (or your attorney) from:

a.Filing a charge or complaint with the Securities and Exchange Commission ("SEC"), the Occupational Safety and Health Administration (“OSHA”), the Equal Employment Opportunity Commission (“EEOC”) and the National Labor Relations Board (“NLRB”), the Minnesota Human Rights Department or any other federal, state, or local governmental regulatory or law enforcement agency (“Government Agencies”). You understand that nothing in this Agreement limits your ability to communicate with any Government Agencies or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to or approval from the Company. You can provide confidential information to Government Agencies without risk of being held liable by the Company for liquidated damages or other financial penalties. This Agreement also does not limit your right to receive an award for information provided to any Government Agencies;

b.Speaking to an attorney retained by you. Further, nothing in this Agreement is intended to interfere with your rights or to prevent you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Nothing in this Agreement shall affect any right you may have to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of your own choosing, or to engage in other concerted activities for the purpose of collective bargaining or other mutual aid or protection, or from refraining from any or all such activities. To be clear, you are permitted to discuss the terms and conditions of employment with co-workers, the media, or others for mutual aid or protection.

c.Pursing a claim for unemployment or workers’ compensation benefits, or any other claim that cannot be released by law; and/or

d.Enforcing this Agreement.

    4.5    No Amounts Owing/Accord and Satisfaction. You acknowledge and affirm that as of the date of signing this Agreement, you have been paid and have received all wages, commissions, bonuses and other incentive pay, sick pay, severance pay, vacation pay, holiday pay, stock and stock options, equity, severance pay, and other compensation, benefits, or payments or form of remuneration of any kind or nature to which you may be entitled currently or in the future, and that no other wages, benefits other remuneration of any kind, including but not limited to, bonuses, commissions, or other incentive payments or any accrued vacation or paid time off, are or will be due to you, other than that specifically provided for in Paragraph 2 of this Agreement. For the avoidance of doubt, you hereby specifically acknowledge that you have timely received all final pay under Minnesota law, and that you are not owed any penalties as a result of the amount and/or timing of any such payments. The payments in Sections 1 and 2 shall be complete payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Released Parties to you.

    4.6    Definition of Released Parties. “Released Parties” means: (a) Sonos, Inc.; (b) all of Sonos’ past, present, and future subsidiaries, parents, affiliates and divisions; (c) all of Sonos’ successors and/or assigns, as well as legal representatives; (d) all of Sonos’ past, present, and future officers, directors, managers, employees, shareholders, owners, attorneys, agents, insurers, employee benefit plans (including such plans’ administrators, trustees, fiduciaries, record-keepers, and insurers), and legal representatives (all both individually, in their capacity acting on Sonos’ behalf, and in their official capacities); and (e) all persons acting by, through, under, or in concert with any of the entities or persons listed in subsections (a)-(d).

5.    Voluntary Execution.

    You acknowledge and agree that: (a) you have been afforded sufficient time to understand the terms and effects of this Agreement, and carefully have read this Agreement; (b) you understand and agree with each term and condition in this Agreement; (c) you voluntarily have entered into this Agreement freely and without duress or coercion; and (d) neither Sonos nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

6.    No Claims Filed; Covenant Not to Sue

    6.1    Covenant Not To Sue. A “covenant not to sue” is a legal term that means you promise not to file a lawsuit in court. It is different from the release and waiver of claims in Sections 4. Thus, besides waiving and releasing the Claims covered by Section 4.1, you further agree never to sue the Released Parties in any forum based on the claims, laws or theories covered by the release in that Section. However, you may bring a claim as permitted by Section 4.4. If you institute any action or claim against the Released Parties that falls within the scope of the release of Claims set forth in Section 4.1, that claim will be dismissed upon Sonos presenting this Agreement.

    6.2    Representation. You represent and warrant that you have not filed any complaints, charges, or claims for relief against the Released Parties with any local, state or federal court or administrative agency, with the sole exception of a potential claim for state unemployment benefits.

7.    Return of Company Property and Confidential Information

7.1    Return of Property. You agree that you previously have returned to Sonos (a) all Sonos property, including, without limitation, any unreleased Sonos products, any Sonos products (not purchased by you or gifted to you), cds, dvds, hard drives, portable drives, smart/mobile phones, intangible information stored on any such hardware and/or media, software programs, data compiled with the use of those programs, tangible copies of trade secrets and confidential information, documents, files, memoranda, and records, including all copies thereof in any format, previously in your possession or control, and (b) all charge/credit cards, email and computer access codes, internet access codes, software passwords or codes, and any other equipment or property belonging to Sonos previously in your possession or control. You agree to delete and finally purge any duplicates of files or documents that may contain Sonos information from any non-Sonos computer or other device that remains in your possession after the Termination Date.

7.2. Confidential Information, Invention Assignment and Arbitration Agreement

a.You understand and agree that your At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with Sonos or the At-Will Employment, Confidential Information and Invention Assignment Agreement and the Arbitration Agreement with Sonos that you signed at the commencement of your employment (in either case, the “Confidential Information and Arbitration Agreement(s)”)—including your obligations thereunder—remain(s) in full force and effect in accordance with its/their terms, and survive(s) the conclusion of your Sonos employment.
b.You represent and warrant that you have complied with all terms and conditions of the Confidential Information and Arbitration Agreement(s).
c.You have reported and assigned to Sonos any Inventions and original works of authorship (as defined in the Confidential Information and Arbitration Agreement(s)), conceived or made by you (solely or jointly with others) that are covered by the Confidential Information and Arbitration Agreement(s), and have not incorporated any pre-existing inventions into any of your work product produced during your Sonos employment.
d.If (i) you should file for your own or another’s benefit, or someone should file on your behalf, for any United States or foreign patent, copyright or other intellectual property right(s) within a period of six months of the Termination Date, and (ii) such intellectual property right relates directly to products or projects on which you worked or to which you had access during your Sonos employment, you agree to disclose such invention or other intellectual property to Sonos prior to filing for any such intellectual property right. In such case, you agree that Sonos will have the right to request information from you related to the invention or other intellectual property (including, but not limited to, information related to the date of conception and/or implementation) for purposes of determining whether the intellectual property at issue uses, is derived from, and/or otherwise misappropriates Sonos’ trade secrets and confidential information. As a condition of Sonos’ Severance Payment and your retention of the severance benefits paid to you under this Agreement, you further agree that you will cooperate with, and respond to, all requests for such information. If you fail to discharge your obligations under this paragraph (as determined by Sonos in its reasonable discretion), you agree that Sonos may stop paying all severance benefits to you under this Agreement and/or that you will repay to Sonos all Severance Payments and other benefits that already have been paid to you hereunder. Nothing herein limits Sonos’ right to pursue all remedies to protect its intellectual property.

8.    Non-Disparagement; Confidentiality

    8.1    Non-disparagement. You agree not to take any action or make any statement, written or oral, which (a) disparages or criticizes Sonos, its officers, directors, investors or employees, and/or its or their business practices, or (b) disrupts or impairs Sonos’ normal operations, including actions that would harm its reputation with current and prospective clients, business partners, or the public, or interfere with existing contracts or employment relationships with current and prospective clients, business partners or Sonos employees. This section shall not prohibit you from testifying truthfully in any legal proceeding or cooperating with any governmental investigation or engaging in any other conduct described in Section 4.4.a. The purpose of this provision is to prevent disloyal, reckless or maliciously untrue statements by Employee. Thus, for example, you are prohibited from generally badmouthing the Company’s products or services without any good faith basis for doing so, but would be free to talk about your own experiences working for the Company, subject to your obligation not to disclose Company trade secrets or proprietary information.

    8.2    Confidentiality of this Agreement.

a.    Subject to the Employee Rights set forth in Paragraph 4.3 and Paragraph 8.2(b) below, the provisions and negotiation of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever except as required pursuant to legal process (e.g., a judicially enforced subpoena); provided, however, that you may disclose this Agreement to members of your immediate family, to your attorney, accountant/tax preparer, and financial advisor if necessary to obtain their professional advices, or as may be necessary to enforce the Agreement’s terms or as otherwise required by law. This section shall not prohibit you from testifying truthfully in any legal proceeding or cooperating with any governmental investigation or engaging in any protected conduct as set forth in Section 4.4.

b.     Nothing in this paragraph shall affect any right you may have to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of your own choosing, or to engage in other concerted activities for the purpose of collective bargaining or other mutual aid or protection, or from refraining from any or all such activities. To be clear, you are permitted to discuss the terms and conditions of employment with co-workers, the media, or others for mutual aid or protection

c.    Further, pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

    9.3    Cooperation. You agree to transition any matters on which you were working. You also agree to cooperate with Sonos and its attorneys at reasonable times and places in the prosecution and/or defense of any legal action wherein Sonos is a party and that involves any facts or circumstances arising during the course of your Sonos employment. Such cooperation includes, but is not limited to, meeting with Sonos’ attorneys at reasonable times and places to discuss your knowledge of pertinent facts, appearing as required at deposition, arbitration, trial or other proceeding to testify as to those facts (and preparing for the same), and testifying truthfully to the best of your abilities at any such proceeding. Sonos will reimburse you for any related, reasonable and approved out-of-pocket travel-related costs/expenses you incur. Notwithstanding the foregoing, you understand and agree that Sonos will not provide you with any additional compensation for your time in relation to any such cooperation, except to the extent required by applicable law.

9.    Consequences of Breach

    If you breach any covenant, promise or representation made in this Agreement or the Confidential Information and Arbitration Agreement(s), then, without jeopardizing any other right or remedy available to Sonos and without affecting your duty to continue complying with your remaining covenants and promises under this Agreement and the Confidential Information and Arbitration Agreement(s), Sonos (a) shall be relieved of any obligation to provide any remaining consideration otherwise due under Section 2, and (b) if Sonos already has paid such consideration to you, it shall be entitled to recover it from you. In addition, you agree to reimburse Sonos for any loss, cost, damage, or expense, including, but not limited to, reasonable attorneys’ fees, incurred by Sonos arising out of any action at law or equity, or any other proceeding necessary to enforce any of the terms, covenants or conditions of this Agreement and/or the Confidential Information and Arbitration Agreement(s) to the full extent allowed by law.

10.    No Liability or Wrongdoing

You understand and agree that the release and accord and satisfaction set forth in Section 4 constitute a final compromise of the claims released thereby, and is not an admission by the Released Parties that any such claims exist and/or of liability by the Released Parties with respect to such claims. Nothing in this Agreement, nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, constitutes, will be construed to constitute, will be offered in evidence as, received in evidence as and/or deemed to be evidence of an admission of liability or wrongdoing by any and/or all of the Released Parties, and any such liability or wrongdoing is hereby expressly denied by each of the Released Parties. The release and the accord and satisfaction in Section 4 are, however, and may be asserted by any one or more of the Released Parties as an absolute and final bar to any suit or proceeding brought by you against any one or more of the Released Parties; provided, however, that nothing contained in this Agreement shall be construed to prevent an action for breach of this Agreement itself.

11.    General Provisions

    11.1    Complete Agreement. This Agreement contains the entire agreement and understanding between the parties and supersedes all prior agreements and understandings, oral or written, concerning the matters covered by this Agreement; provided, however, that the Confidential Information and Arbitration Agreement(s) and Equity Documents remain in full force and effect. No modification, termination, or attempted waiver shall be valid unless in writing and signed by both parties.

    11.2    Enforceability. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the remaining provisions shall remain fully valid and enforceable.

11.3     Further Assurances. Each party agrees to execute all documents reasonably necessary to carry out the purpose of this Agreement and to cooperate with the other in the fulfillment of the terms of this Agreement.

11.4    Assignment. You shall not assign this Agreement. Sonos may assign this Agreement. The benefits of this Agreement shall inure to Sonos’ successors and assigns and to your heirs.

11.5    Governing Law; Jury Trial Waiver. This Agreement shall be deemed to be made and entered into in the state of Minnesota. This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the state of Minnesota and shall in all respects be interpreted, enforced and governed under the internal and domestic laws, without giving effect to the principles of conflicts of laws of such State. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.6    Authority; Counterparts; Electronic Copies: The Parties represent and warrant that they are duly authorized to enter into and execute this Agreement. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. In addition, to the maximum extent permitted by law, signatures may be provided in electronic form, including electronic signature via an online contract service, PDF, or via facsimile and shall have the same force and effect as an original signature.

11.7    Review and Rescission Period; Expiration of this Offer; Effective Date: If you accept the terms and conditions of this Agreement, you must sign it and return it to Kathleen McAchran at [***] on or before the Offer Expiration Date (which is eleven (11) days from the date that you received it). If you do not return an executed copy of this Agreement on or before the Offer Expiration Date, this offer will expire.

You acknowledge and understand that this Agreement includes a waiver and release of any claims you may have under the Minnesota Human Rights Act, and that you have fifteen (15) days from the date on which you sign the Agreement to rescind the waiver of those claims. To be effective, the rescission must be in writing and delivered to the Company electronically within the 15-day period and properly addressed to [***].

Provided you have executed, and have not rescinded, this Agreement, the Agreement shall become effective immediately upon the expiration of the 15-day rescission period (the “Effective Date”).     Because this Agreement includes a waiver and release of rights, the Company advises you to consult with an attorney prior to executing it. You acknowledge that you had the opportunity to do so, and had the opportunity to have an attorney directly involved in negotiating the terms of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have signed this Agreement as a sealed instrument on the date(s) set forth below.

I AGREE THAT: MY EMPLOYMENT BY SONOS IS TERMINATING. MY EMPLOYMENT WILL TERMINATE REGARDLESS OF WHETHER I ACCEPT THIS AGREEMENT. IF I DO NOT ACCEPT THIS AGREEMENT, OR IF I REVOKE MY ACCEPTANCE OF THIS AGREEMENT, I WILL NOT RECEIVE THE PAYMENT AND BENEFITS IN SECTION 2.
I ALSO REPRESENT THAT: I HAVE BEEN ADVISED IN WRITING TO CONSULT WITH A LAWYER BEFORE SIGNING THIS AGREEMENT, I HAVE READ THE FOREGOING AGREEMENT, I FULLY UNDERSTAND ITS TERMS AND CONDITIONS, AND I AM VOLUNTARILY EXECUTING IT. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASED PARTIES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Date: August 7, 2025	Shamayne Braman, an individual By: /s/ Shamayne Braman Shamayne Braman

Date: August 7, 2025	SONOS, INC. By: /s/ Eddie Lazarus Eddie Lazarus Chief Legal and Strategy Officer